Exhibit (a)(5)(v)

Alfasigma S.p.A. successfully completes tender offer for all outstanding shares of common stock of Intercept Pharmaceuticals, Inc.

Bologna, Italy – November 8, 2023 — Alfasigma S.p.A. (“Alfasigma”) announced today that it has, through its wholly owned subsidiary Interstellar Acquisition Inc. (“Interstellar”), successfully completed its tender offer to purchase all outstanding shares of common stock of Intercept Pharmaceuticals, Inc. (NASDAQ: ICPT) (“Intercept”), at a price of USD 19.00 per share, net to the seller thereof in cash, without interest, less any applicable withholding of taxes.

The tender offer expired as scheduled at one minute after 11:59 p.m., Eastern Time on November 7, 2023 (12:00 midnight, Eastern Time, on November 8, 2023). As of the expiration, 31,158,412 shares of common stock of Intercept had been validly tendered and not validly withdrawn, representing approximately 74.5 percent of Intercept’s outstanding shares of common stock, according to the depositary for the tender offer. The conditions to the tender offer were satisfied, and Alfasigma and Interstellar have accepted for payment and will promptly pay the depositary for all validly tendered shares.

Alfasigma expects to complete the acquisition of Intercept on November 8, 2023, through a merger without a vote or meeting of Intercept’s stockholders pursuant to Section 251(h) of the General Corporation Law of the State of Delaware. At the effective time of the merger, and subject to any perfected appraisal rights, all of the remaining shares of common stock of Intercept not purchased in the tender offer will be converted into the right to receive the same USD 19.00 per share, net to the seller thereof in cash, without interest, less any applicable withholding of taxes. Upon completion of the merger, Intercept will become a wholly owned subsidiary of Alfasigma, and the common stock of Intercept will cease to be traded on the NASDAQ Stock Market.

On November 8, 2023, Alfasigma intends to file with the U.S. Securities and Exchange Commission (“SEC”) an amendment to the tender offer statement on Schedule TO which sets forth the final results of the tender offer.

Computershare Trust Company, N.A. is acting as depositary for the tender offer.

Forward looking statements

This press release may contain forward-looking statements by Alfasigma that involve risks and uncertainties and reflect Alfasigma’s judgment as of the date of this press release. These forward-looking statements generally are identified by words such as “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Forward-looking statements are based on Alfasigma’s current expectations and beliefs, and Alfasigma can give no assurance that its expectations or beliefs will be attained. These forward-looking statements are not a guarantee of future performance and are subject to a number of known and unknown risks, uncertainties and other factors that could cause actual results or events to differ, possibly materially, from the expectations or estimates reflected in such forward-looking statements, including, among others: the ability to consummate the transaction and to meet expectations regarding the timing and completion of the transaction; the satisfaction or waiver of the other conditions to the completion of the transaction on the terms expected or on the anticipated schedule; the financial condition, results of operations and business of Alfasigma and Intercept; the risk that Alfasigma may be unable to achieve the anticipated benefits of the transaction; and general economic and market conditions. The forward-looking statements contained in this document speak only as of the date of this document, and Alfasigma does not undertake any obligation to revise or update any forward-looking statements to reflect new information, future events or circumstances after the date of the forward-looking statement. If one or more of these statements is updated or corrected, investors and others should not conclude that additional updates or corrections will be made.

About Alfasigma

Alfasigma is one of Italy’s leading pharmaceutical companies with a strong international position. The Group has a worldwide presence in over 100 countries where about 3000 people work in research, development, production and distribution. In Italy, Alfasigma is a leader in the prescription products market where, in addition to its strong focus on gastro-intestinal products, it is present in several primary care therapeutic areas. It is popular with the consumer public for a number of nutraceuticals & food supplements that respond to different needs, and that are well known and deeply rooted in the Italian families’ experience. Its historical headquarters is in Bologna, to which another headquarter was added in Milan, while the production sites are: in Italy, in Pomezia (RM), Alanno (PE), Sermoneta (LT) and Trezzano Rosa (MI) and abroad in Tortosa in Spain and in Shreveport (Louisiana) in the United States. The R&D laboratories are in Pomezia and in the Parco Scientifico Tecnologico Kilometro Rosso in Bergamo.

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Contact Information:

Information Agent for the Offer

Georgeson LLC

+1 888-293-6812

ICPTOffer@Georgeson.com

Alfasigma S.p.A.

Corporate Communication

Simona Gelpi simona.gelpi@alfasigma.com

Gea Gardini gea.gardini@alfasigma.com

www.alfasigma.it

iCorporate

Luca Bolzoni luca.bolzoni@icorporate.it +39.347.6498627

Alberto Colombini alberto.colombini@icorporate.it + 39.335.1222631

Tancredi Intelligent Communication

Emma Valgimigli emma@tancredigroup.com

Emma Hodges hemma@tancredigroup.com

alfasigma@tancredigroup.com

+44 203 434 2330